Vail Resorts, Inc.
For Immediate Release
News Release

Vail Resorts Contacts:

Investor Relations:  Michelle Lang, (303) 404-1819, mlang@vailresorts.com
Media:  Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com

Vail Resorts Reports Fiscal 2010 Second Quarter Results
BROOMFIELD, Colo. - March 10, 2010 - Vail Resorts, Inc. (NYSE:  MTN) today reported results for the second quarter of fiscal 2010 ended January 31, 2010, as well as the Company’s ski season to date metrics through March 7, 2010, and the Company’s calendar year 2010 resort capital plan.

Highlights

•
Mountain Reported EBITDA and Resort Reported EBITDA (which includes the Company’s Mountain and Lodging segments) for the second quarter improved from the same period in the prior year by 3.6% and 2.0%, respectively.

•
Total revenue, Real Estate Reported EBITDA and net income attributable to Vail Resorts, Inc. significantly declined for the second quarter compared to the same period in the prior year due to the timing of real estate project closings.

•	Net Debt leverage ratio of 2.6 times trailing twelve months Total Reported EBITDA and no revolver borrowings under the Company’s $400 million senior credit facility as of January 31, 2010.

Commenting on the Company’s fiscal 2010 second quarter results, Rob Katz, Chief Executive Officer said, “I am pleased with how we have performed so far this season, particularly given the low early season snowfall levels at our Colorado resorts and a still challenging economy.  Our Mountain Reported EBITDA increased 3.6% due to an increase in our season pass revenue and cost reduction initiatives implemented during the second half of the prior fiscal year.  While current conditions at all of our resorts are terrific, snowfall in the earlier part of the ski season was at thirty year lows at our Colorado resorts, leading to a 1.6% decline in visitation at our Colorado resorts when compared to the prior year, though our overall visitation was up 0.1% due to increased visitation at Heavenly.  Vail Mountain visitation was the most impacted as we could not open the vast majority of the back bowls until after Christmas.  Lift ticket revenue increased 1.9% during the quarter due to a 6.2% increase in season pass revenue, partially offset by a reduction in other lift ticket revenue.  The increase in season pass revenue was generated on overall flat visitation from season pass holders and lower visits per pass, demonstrating the value of the program, even in periods of challenging snow conditions.  Also encouraging was the improvement we saw in guest spending in our ski school and retail/rental operations, which realized revenue increases of 3.8% and 3.0%, respectively.  Lodging segment results fell below the prior year due primarily to declines at our Keystone lodging properties, which have been hardest hit in the current economic environment; but I am pleased with the improvements reported by our lodging properties at our other mountain resorts.  Our Lodging segment bookings have trended lower than the prior year; although, our guests continue to book closer to their arrival date than they had in years past and we have seen the gaps fully close in all of our resorts, except Keystone.  As expected, Real Estate segment revenue and Real Estate Reported EBITDA declined significantly due to the prior year quarter closings of certain Lodge at Vail Chalet (“Chalet”), Crystal Peak Lodge and Arrabelle units.  The strength of our Resort business has led to strong free cash flow over the past twelve months before real estate activities, despite the state of the economy.  Overall, our balance sheet position remains strong, even though we have been funding the investment in two real estate development projects under construction, with Net Debt leverage of 2.6 times trailing twelve months Total Reported EBITDA; no borrowings under our revolver at the end of the second quarter of fiscal 2010 and virtually no principal maturities due on any of our debt until 2014.”

Mountain Segment

•	Mountain segment net revenue was $261.0 million for the three months ended January 31, 2010 compared to $258.5 million in the same period in the prior year, a 1.0% increase.

•	Mountain Reported EBITDA was $107.2 million for the three months ended January 31, 2010 compared to $103.5 million in the same period in the prior year, a 3.6% improvement.

Lift revenue increased $2.4 million, or 1.9%, for the three months ended January 31, 2010 compared to the same period in the prior year, primarily due to a $3.1 million, or 6.2%, increase in season pass revenue, partially offset by a decrease in lift revenue excluding season passes of $0.7 million, or 0.9%.  The increase in season pass revenue was due to an increase in season pass units sold.  Total skier visitation was up 0.1% with overall visitation for the four Colorado resorts (excluding Heavenly) being down 1.6%.  The four Colorado resorts were negatively impacted by significantly below average snowfall.  Despite the increase in season pass units sold, visitation by pass holders was relatively flat while visitation excluding season pass holders was up slightly by 0.2%, as season pass holder visitation was impacted more by the earlier season historically low snowfall levels at the Company’s Colorado resorts.  In addition, effective ticket price (“ETP”) growth of 1.7% was driven by an increase in season pass revenue when combined with a decline in the average number of days skied by pass holders, partially offset by a decline of 1.1% in ETP excluding season pass products. Total skier visitation and, to a lesser degree, total lift revenue were favorably impacted by the timing of the current year quarter end compared to the prior year (the current year quarter ended on a Sunday versus the prior year quarter which ended on a Saturday).  Total skier visitation was down 1.6% and lift ticket revenue was up 0.6% when comparing the season to date period ending Sunday, January 31, 2010 with the prior year period ending Sunday, February 1, 2009.

Revenue for the Company’s ancillary ski school and retail/rental operations experienced higher growth than the Company’s lift ticket revenue growth, while dining revenue was impacted by  the significantly lower than average early season snowfall, which resulted in delays in the opening of certain on-mountain dining venues.  Ski school revenue increased $1.1 million, or 3.8%, in the three months ended January 31, 2010 compared to the same period in the prior year primarily due to a 3.7% increase in yield per skier visit as both group and private lessons benefited from higher guest spend and were also favorably impacted by new programs being offered in ski school this year.  Dining revenue decreased $0.5 million, or 2.4%, in the three months ended January 31, 2010 compared to the same period in the prior year, due to an approximate 5.6% decrease in the number of total on-mountain food and beverage transactions partially offset by a 4.2% increase in revenue per transaction.  Additionally, fine dining was down approximately 4.4% driven by lower revenue per transaction.  Revenue from retail/rental operations increased $1.8 million, or 3.0%, primarily due to higher retail sales and rental volumes at the Company’s Vail and Breckenridge mountain resort stores and San Francisco Bay area stores.  Ski school and retail/rental revenue were up 2.3% and 2.4%, respectively, while dining revenue was down 3.3%, when comparing the season to date period ending Sunday, January 31, 2010 with the prior year period ending Sunday, February 1, 2009.  Other revenue mainly consists of private club revenue (which includes both club dues and amortization of initiation fees), other mountain activities revenue, marketing revenue, commercial leasing revenue, employee housing revenue, municipal services revenue and other recreation activity revenue.  For the three months ended January 31, 2010, other revenues decreased $2.3 million, or 9.9%, compared to the three months ended January 31, 2009, primarily due to a decrease in employee housing revenue especially at Breckenridge and Vail, strategic alliance marketing revenue and other revenue associated with parking and mountain ski area transportation services.  The reduction in employee housing revenue was due to lower occupancy at Company owned and leased facilities, caused by a significant expansion in affordable housing options for the Company’s employees.

Operating expense decreased $2.2 million, or 1.4%, for the three months ended January 31, 2010 compared to the same period in the prior year.  This decrease primarily resulted from a decrease in labor and labor-related benefits expense of $2.0 million, or 3.3%, due to the impacts of cost reduction initiatives including the suspension of the Company’s matching contribution to its 401(k) program effective January 2009 and a company-wide wage reduction plan implemented in April 2009 and lower workers’ compensation costs; and a $0.9 million, or 3.8%, decrease in retail cost of sales due to improved inventory management and lower average inventory costs resulting in improved gross margins.  Additionally, other expenses decreased $1.3 million, or 4.0%, due primarily to lower food and beverage cost of sales, supplies and fuel expense.  All of the above decreases were partially offset by a $2.0 million, or 8.1%, increase in general and administrative expenses primarily attributable to increased employee medical costs, as well as the timing of marketing spend, as more marketing expenditures occurred in the first quarter of the prior year as compared to the second quarter of the current year.

  Mountain equity investment income primarily includes the Company's share of income from the operations of a real estate brokerage joint venture.  The decrease in equity investment income for the three months ended January 31, 2010 compared to the three months ended January 31, 2009 is primarily due to decreased commissions earned by the brokerage due to a lower level of real estate closures primarily on multi-unit projects compared to the three months ended January 31, 2009.

Lodging Segment

•	Lodging segment net revenue was $38.7 million for the three months ended January 31, 2010 compared to $41.2 million for the same period in the prior year, a 6.0% decrease.

•
For the three months ended January 31, 2010, average daily rate (“ADR”) decreased 2.1% and revenue per available room (“RevPAR”) decreased 11.1% at the Company’s owned hotels and managed condominiums compared to the same period in the prior year.

•
Lodging Reported EBITDA was $0.9 million for the three months ended January 31, 2010 compared to $2.5 million in the same period in the prior year, with the decrease due almost entirely to declines at Keystone Lodging properties as well as an increase in general and administrative expense primarily due to higher employee medical costs.

Total Lodging net revenue for the three months ended January 31, 2010 decreased $2.5 million, or 6.0%, compared to the three months ended January 31, 2009.  Revenue from owned hotel rooms decreased $0.5 million, or 5.6%, for the three months ended January 31, 2010 compared to the three months ended January 31, 2009, which was driven by a decrease in occupancy of 6.9 percentage points primarily due to significant declines in transient guest visitation.  Revenue from managed condominium rooms decreased $1.3 million, or 11.1%, for the three months ended January 31, 2010 compared to the three months ended January 31, 2009, primarily due to a decline in transient guest visitation at Keystone resulting in a decrease in revenue of $0.7 million.

Dining revenue for the three months ended January 31, 2010 decreased $0.5 million, or 9.4%, as compared to the three months ended January 31, 2009, mainly due to decreased occupancy and the temporary closing of one restaurant for renovation.  Transportation revenue for the three months ended January 31, 2010 decreased $0.2 million, or 2.5%, as compared to the three months ended January 31, 2009, primarily due to a slight decrease in revenue per passenger.  Other revenue increased 0.2% due to an increase in revenue from managed properties.

Operating expense decreased $0.9 million, or 2.3%, for the three months ended January 31, 2010 compared to the three months ended January 31, 2009, primarily due to a decrease in labor and labor-related benefits of $2.0 million, or 9.6%, primarily due to lower staffing levels associated with decreased occupancy and impacts of cost reduction initiatives including the suspension of the Company’s matching contribution to its 401(k) program effective January 2009 and a company-wide wage reduction plan implemented in April 2009; a decrease in other expense of $0.1 million, or 0.5%, primarily due to decreased variable operating costs associated with lower revenue including lower food and beverage cost of sales and other operating expense partially offset by higher property taxes.  The above decreases were partially offset by an increase in general and administrative expense of $1.1 million, or 16.9%, primarily due to higher employee medical costs.

Resort – Combination of Mountain and Lodging Segments

•	Resort net revenue was $299.7 million for the three months ended January 31, 2010 compared to $299.6 million in the same period in the prior year.

•	Resort Reported EBITDA was $108.1 million for the three months ended January 31, 2010 compared to $105.9 million in the same period in the prior year, a 2.0% improvement.

Real Estate Segment

•	Real Estate segment net revenue was $0.9 million for the three months ended January 31, 2010 compared to $89.2 million in the same period in the prior year.

•	Real Estate Reported EBITDA was a negative $6.5 million for the three months ended January 31, 2010 compared to a positive $29.6 million in the same period in the prior year.

The Company’s Real Estate operating revenue is primarily determined by the timing of closings and the mix of real estate sold in any given period.  In the second quarter of fiscal 2010, Real Estate segment net revenue for the three months ended January 31, 2010, primarily included allocated corporate revenue.  Operating expense for the three months ended January 31, 2010, primarily included general and administrative costs of approximately $7.2 million (including $1.1 million of stock-based compensation expense).  General and administrative costs were primarily comprised of marketing expense for the real estate projects under development, overhead costs such as labor and labor-related benefits and allocated corporate costs.

In the second quarter of fiscal 2009, Real Estate segment net revenue for the prior year three months was driven primarily by the closing of six Chalet units ($76.9 million of revenue with an average selling price per unit of $12.8 million and an average price per square foot of $2,689), three residences at Crystal Peak Lodge ($3.7 million of revenue with an average selling price per unit of $1.2 million and an average price per square foot of $972) and the closing of one condominium at Arrabelle ($7.7 million of revenue with an average price per square foot of $1,533).  Operating expense for the three months ended January 31, 2009, included cost of sales of $44.5 million commensurate with revenue recognized, primarily driven by the closing of six Chalets units ($36.6 million in cost of sales with an average cost per square foot of $1,280), three residences at Crystal Peak Lodge ($1.5 million in cost of sales with an average cost per square foot of $416) and the closing of one condominium at Arrabelle ($6.3 million in cost of sales with an average cost per square foot of $1,251).  Operating expense also included sales commissions of approximately $4.6 million commensurate with revenue recognized and general and administrative costs of approximately $7.4 million (including $1.1 million of stock-based compensation expense).   In addition, included in segment operating expense in the three months ended January 31, 2009, the Company recorded $3.0 million of costs in excess of anticipated sales proceeds for an affordable housing commitment resulting from the cancellation of a contract by a third party developer related to its Jackson Hole Golf & Tennis Club development, which is reflected in Real Estate segment operating expense in the three months ended January 31, 2009.

Total Performance

•
Total net revenue was $300.5 million for the three months ended January 31, 2010 compared to $388.8 million in the same period in the prior year, a 22.7% decline, driven primarily by the timing of real estate closings.

•
Net income attributable to Vail Resorts, Inc. was $40.7 million, or $1.11 per diluted share, for the three months ended January 31, 2010 compared to net income attributable to Vail Resorts, Inc. of $60.5 million, or $1.65 per diluted share, in the same period in the prior year.

Balance Sheet

As of January 31, 2010, the Company had cash and cash equivalents on hand of $58.0 million, Net Debt of 2.6 times trailing twelve months Total Reported EBITDA and no revolver borrowings under a $400 million senior credit facility, which matures in 2012 and has $308.1 million available for borrowing after considering $91.9 million in currently issued letters of credit.  The Company has virtually no principal maturities due until 2014.

Stock Repurchase Program

The Company did not repurchase any shares of common stock during the three months ended January 31, 2010.  Since inception of its stock repurchase plan in 2006, the Company has repurchased 3,878,535 shares at a cost of approximately $147.8 million, through January 31, 2010.  As of January 31, 2010, 2,121,465 shares remained available to repurchase under the existing repurchase authorization.  The purchases under this program are reviewed by the Company’s Board of Directors quarterly and are based on a number of factors, including the Company’s expected future financial performance, the Company’s available cash resources and competing uses for cash that may arise in the future, the restrictions in the Company’s senior credit facility and in the indenture governing the outstanding 6.75% senior subordinated notes, prevailing prices of the Company’s common stock and the number of shares that become available for sale at prices that the Company believes are attractive.

Calendar Year 2010 Resort Capital Expenditure Announcement

Vail Resorts remains committed to offering our guests an exceptional guest experience by investing in our resort assets and amenities.  Today, the Company announced its calendar year 2010 Resort capital expenditure plans, exclusive of resort depreciable assets associated with the Company’s real estate projects.  The Company has historically invested significant cash in capital expenditures for its resort operations, and expects to continue to invest in the future; however, plans for such investment were reduced in calendar year 2009 given the significant level of capital expenditures made in the previous few years including individually significant projects that do not annually re-occur such as gondolas and major hotel renovations coupled with the economic environment.  The Company has increased its expected level of resort discretionary investment for calendar year 2010 above the calendar year 2009 level, although such spending is still expected to remain well below the 2007 and 2008 calendar year levels.  Current capital expenditure levels will primarily include investments that allow the Company to maintain its high quality standards, as well as certain incremental discretionary improvements at the Company’s five ski resorts and throughout its owned hotels.  The Company evaluates additional discretionary capital improvements based on an expected level of return on investment.  The Company currently anticipates it will spend approximately $75 million to $85 million of resort capital expenditures for calendar year 2010, excluding resort depreciable assets arising from real estate activities.  Included in these capital expenditures are approximately $37 million to $42 million which are necessary to maintain appearance and level of service appropriate to the Company’s resort operations, including routine replacement of snow grooming equipment and rental fleet equipment.  Discretionary expenditures for calendar year 2010 are expected to include a new high speed chairlift to serve Vail mountain’s back bowls; a new on-mountain restaurant at Heavenly; a new coaster slide at Breckenridge; expansion of Vail mountain’s adventure ridge; Keystone Lodge guest room renovation and new marketing campaign management software, among other projects.

Commenting on the calendar year 2010 resort capital expenditure announcement, Katz said, “Our capital expenditure plan for calendar year 2010 focuses on high-profile, high-return projects that underscores our commitment to delivering an unparalleled guest experience through the highest quality amenities.  This expected investment includes the first high speed chairlift to serve Vail’s famous Sun Up and Sun Down bowls, which will dramatically improve the guest experience, as well as the addition of a year round restaurant at the top of Heavenly’s gondola significantly increasing the indoor seating capacity of the resort and investment in high returning year round mountain activities at our resorts.  Our ability to continue to invest in our world-class assets further distinguishes Vail Resorts as the leader in the mountain resort industry.”

Season to Date Metrics through March 7, 2010

The Company is providing an update on the ski season metrics for the comparative periods from the beginning of the ski season through Sunday, March 7, 2010 and for the similar prior year period through Sunday, March 8, 2009, which includes interim period data and is subject to fiscal third quarter end review and adjustments.

•
Season to date total skier visits for the Company’s five mountain resorts were up 0.4% for the season to date period through March 7, 2010 compared to the prior year season to date period ending March 8, 2009.

•
Season to date total lift ticket revenue through March 7, 2010, including an allocated portion of season pass revenue for each applicable period, was up 1.6% compared to the prior year season to date period ending March 8, 2009.

•	Season to date ski school and retail/rental revenues through March 7, 2010 were up 3.8% and 5.5%, respectively, compared to the prior year season to date period ending March 8, 2009.

Commenting on the ski season to date metrics, Rob Katz said, “We are pleased with the improvement of our ski season to date metrics through Sunday, March 7, 2010 compared to the prior year period ending Sunday, March 8, 2009.  Since we released our early season metrics through January 6, 2010, our metrics have shown consistent improvement.  Our total skier visits through March 7, 2010 are now up 0.4%, reflecting improved visitation as the year has progressed, and total lift revenue is now up by 1.6%.  Our ski school and retail/rental revenues are up approximately 3.8% and approximately 5.5%, respectively through March 7, 2010, reflecting a meaningful improvement in guest spend per visit.  Our dining revenue, which was negatively impacted in the early season by the lack of facilities being open with limited terrain available, has also shown improvement, and is down 1.3% through March 7, 2010.  In addition, our lodging bookings through our central reservations and directly at our owned and managed properties have improved considerably from down approximately 13% in room nights in early December 2009 to down approximately 6% as of February 28, 2010, with our Keystone lodging entirely driving the unfavorable comparison to last year.  Excluding Keystone, our bookings are up 1% compared to last year at this time.”

Outlook

Commenting on the Company’s outlook for the remainder of fiscal 2010 and guidance, Katz said, “While we are experiencing a number of favorable operating trends during this year, we currently believe the slow start to the ski season, which lasted through the beginning of the Christmas holiday period, will make it challenging for us to reach the top end of the guidance we issued in September 2009 and reiterated on December 8, 2009 for Resort Reported EBITDA and net income attributable to Vail Resorts, Inc.”

Earnings Conference Call

For further discussion of the contents of this press release, please listen to our live webcast today at 11:00 am ET, available at www.vailresorts.com in the Investor Relations section.

Vail Resorts, Inc., through its subsidiaries, is the leading mountain resort operator in the United States. The Company's subsidiaries operate the mountain resort properties of Vail, Beaver Creek, Breckenridge and Keystone mountain resorts in Colorado, the Heavenly Ski Resort in the Lake Tahoe area of California and Nevada, and the Grand Teton Lodge Company in Jackson Hole, Wyoming. The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties across the United States and the Caribbean. Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc. Vail Resorts, Inc. is a publicly held company traded on the New York Stock Exchange (NYSE: MTN).  The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.
***

Statements in this press release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Such risks and uncertainties include but are not limited to prolonged downturn in general economic conditions, including continued adverse affects on the overall travel and leisure related industries; unfavorable weather conditions or natural disasters;  adverse events that occur during our peak operating periods combined with the seasonality of our business; competition in our mountain and lodging businesses; our ability to grow our resort and real estate operations; our ability to successfully complete real estate development projects and achieve the anticipated financial benefits from such projects; further adverse changes in real estate markets; continued volatility in credit markets; our ability to obtain financing on terms acceptable to us to finance our real estate development, capital expenditures and growth strategy; our reliance on government permits or approvals for our use of Federal land or to make operational improvements; adverse consequences of current or future legal claims; our ability to hire and retain a sufficient seasonal workforce;
willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases, and the cost and availability of travel options; negative publicity or unauthorized use of our trademarks which diminishes the value of our brands; our ability to integrate and successfully operate future acquisitions; and implications arising from new Financial Accounting Standards Board (“FASB”)/governmental legislation, rulings or interpretations.

All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.  All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements, except as may be required by law.  Investors are also directed to other risks discussed in documents filed by the Company with the Securities and Exchange Commission.

The Company uses the terms “Reported EBITDA” and “Net Debt” when reporting financial results in accordance with Securities and Exchange Commission rules regarding the use of non-GAAP financial measures.  The Company defines Reported EBITDA as segment net revenue less segment operating expense plus or minus segment equity investment income or loss and for the Real Estate segment plus gain on sale of real property.  The Company defines Net Debt as long-term debt plus long-term debt due within one year less cash and cash equivalents.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	January 31,
	2010	2009
Net revenue:
Mountain	$260,978	$258,489
Lodging	38,676	41,150
Real estate	870	89,157
Total net revenue	300,524	388,796
Segment operating expense:
Mountain	154,018	156,188
Lodging	37,788	38,697
Real estate	7,417	59,508
Total segment operating expense	199,223	254,393
Other operating (expense) income:
Depreciation and amortization	(27,772)	(27,438)
Gain (loss) on disposal of fixed assets, net	12	(422)
Income from operations	73,541	106,543
Mountain equity investment income, net	207	1,161
Investment income	192	336
Interest expense, net	(4,148)	(7,295)
Income before provision for income taxes	69,792	100,745
Provision for income taxes	(24,713)	(36,412)
Net income	45,079	64,333
Net income attributable to noncontrolling interests	(4,389)	(3,788)
Net income attributable to Vail Resorts, Inc.	$40,690	$60,545

Per share amounts:
Basic net income per share attributable to Vail Resorts, Inc.	$1.12	$1.66
Diluted net income per share attributable to Vail Resorts, Inc.	$1.11	$1.65

Weighted average shares outstanding:
Basic	36,245	36,570
Diluted	36,754	36,663

Other Data (unaudited):
Mountain Reported EBITDA	$107,167	$103,462
Lodging Reported EBITDA	$888	$2,453
Resort Reported EBITDA	$108,055	$105,915
Real Estate Reported EBITDA	$(6,547)	$29,649
Total Reported EBITDA	$101,508	$135,564

Mountain stock-based compensation	$1,277	$1,128
Lodging stock-based compensation	$496	$472
Resort stock-based compensation	$1,773	$1,600
Real Estate stock-based compensation	$1,131	$1,074
Total stock-based compensation	$2,904	$2,674

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Six Months Ended
	January 31,
	2010	2009
Net revenue:
Mountain	$300,182	$299,267
Lodging	80,031	86,403
Real estate	1,075	155,907
Total net revenue	381,288	541,577
Segment operating expense:
Mountain	230,486	237,411
Lodging	80,411	83,595
Real estate	12,594	110,885
Total segment operating expense	323,491	431,891
Other operating (expense) income:
Depreciation and amortization	(54,956)	(52,516)
Gain on sale of real property	6,087	--
Loss on disposal of fixed assets, net	(101)	(602)
Income from operations	8,827	56,568
Mountain equity investment income, net	461	2,176
Investment income	422	979
Interest expense, net	(8,983)	(15,242)
Income before benefit (provision) for income taxes	727	44,481
Benefit (provision) for income taxes	841	(17,003)
Net income	1,568	27,478
Net income attributable to noncontrolling interests	(2,051)	(1,437)
Net (loss) income attributable to Vail Resorts, Inc.	$(483)	$26,041

Per share amounts:
Basic net (loss) income per share attributable to Vail Resorts, Inc.	$(0.01)	$0.71
Diluted net (loss) income per share attributable to Vail Resorts, Inc.	$(0.01)	$0.71

Weighted average shares outstanding:
Basic	36,223	36,728
Diluted	36,223	36,912

Other Data (unaudited):
Mountain Reported EBITDA	$70,157	$64,032
Lodging Reported EBITDA	$(380)	$2,808
Resort Reported EBITDA	$69,777	$66,840
Real Estate Reported EBITDA	$(5,432)	$45,022
Total Reported EBITDA	$64,345	$111,862

Mountain stock-based compensation	$2,850	$2,321
Lodging stock-based compensation	$1,012	$901
Resort stock-based compensation	$3,862	$3,222
Real Estate stock-based compensation	$2,506	$2,019
Total stock-based compensation	$6,368	$5,241

Vail Resorts, Inc.
Mountain Segment Operating Results and Skier Visits
(In thousands, except Effective Ticket Price)
(Unaudited)

	Three Months Ended		Percentage		Six Months Ended		Percentage
	January 31,		Increase		January 31,		Increase
	2010	2009	(Decrease)		2010	2009	(Decrease)
Net Mountain revenue:
Lift tickets	$129,517	$127,158	1.9%		$129,517	$127,158	1.9%
Ski school	30,069	28,962	3.8%		30,069	28,962	3.8%
Dining	19,789	20,281	(2.4	) %	23,257	24,210	(3.9	) %
Retail/rental	61,026	59,238	3.0%		82,564	81,664	1.1%
Other	20,577	22,850	(9.9	) %	34,775	37,273	(6.7	) %
Total Mountain net revenue	$260,978	$258,489	1.0%		$300,182	$299,267	0.3%
Mountain operating expense:
Labor and labor-related benefits	$57,859	$59,849	(3.3	) %	$81,243	$83,865	(3.1	) %
Retail cost of sales	23,731	24,662	(3.8	) %	36,294	37,914	(4.3	) %
Resort related fees	14,381	14,247	0.9%		15,106	14,962	1.0%
General and administrative	26,043	24,082	8.1%		46,570	47,337	(1.6	) %
Other	32,004	33,348	(4.0	) %	51,273	53,333	(3.9	) %
Total Mountain operating expense	$154,018	$156,188	(1.4	) %	$230,486	$237,411	(2.9	) %
Mountain equity investment income, net	207	1,161	(82.2	) %	461	2,176	(78.8	) %
Total Mountain Reported EBITDA	$107,167	$103,462	3.6%		$70,157	$64,032	9.6%

	Three Months Ended		Percentage		Six Months Ended		Percentage
	January 31,		Increase		January 31,		Increase
	2010	2009	(Decrease)		2010	2009	(Decrease)
Skier Visits
Vail	684	741	(7.7	) %	684	741	(7.7	) %
Breckenridge	764	730	4.7%		764	730	4.7%
Keystone	513	515	(0.4	) %	513	515	(0.4	) %
Heavenly	404	361	11.9%		404	361	11.9%
Beaver Creek	417	431	(3.2	) %	417	431	(3.2	) %
Total Skier Visits	2,782	2,778	0.1%		2,782	2,778	0.1%

Effective Ticket Price	$46.56	$45.77	1.7%		$46.56	$45.77	1.7%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except ADR and RevPAR)
(Unaudited)

	Three Months Ended		Percentage		Six Months Ended			Percentage
	January 31,		Increase		January 31,			Increase
	2010	2009	(Decrease)		2010	2009		(Decrease)
Lodging net revenue:
Owned hotel rooms	$8,286	$8,774	(5.6	) %	$19,282		$20,974	(8.1	) %
Managed condominium rooms	10,819	12,164	(11.1	) %	15,229		17,219	(11.6	) %
Dining	4,522	4,989	(9.4	) %	13,468		15,478	(13.0	) %
Transportation	7,341	7,528	(2.5	) %	8,974		7,528	19.2%
Golf	--	--	--		6,823		8,055	(15.3	) %
Other	7,708	7,695	0.2%		16,255		17,149	(5.2	) %
Total Lodging net revenue	$38,676	$41,150	(6.0	) %	$80,031		$86,403	(7.4	) %
Lodging operating expense
Labor and labor-related benefits	$18,449	$20,408	(9.6	) %	$38,824		$41,252	(5.9	) %
General and administrative	7,653	6,547	16.9%		14,631		14,028	4.3%
Other	11,686	11,742	(0.5	) %	26,956		28,315	(4.8	) %
Total Lodging operating expense	$37,788	$38,697	(2.3	) %	$80,411		$83,595	(3.8	) %
Total Lodging Reported EBITDA	$888	$2,453	(63.8	) %	$(380	) $	2,808	(113.5	) %

Owned hotel statistics:
ADR	$205.85	$206.25	(0.2)%		$187.90		$180.85	3.9%
RevPAR	$103.50	$117.95	(12.3)%		$94.98		$107.86	(11.9	) %

Managed condominium statistics:
ADR	$336.13	$348.07	(3.4)%		$286.90		$283.41	1.2%
RevPAR	$113.13	$126.37	(10.5)%		$69.91		$82.10	(14.8	) %

Owned hotel and managed condominium statistics (combined):
ADR	$280.84	$286.93	(2.1)%		$231.42		$226.73	2.1%
RevPAR	$109.95	$123.64	(11.1)%		$79.45		$91.76	(13.4	) %

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of January 31,
	2010	2009
Real estate held for sale and investment	$414,501	$247,329
Total Vail Resorts, Inc. stockholders' equity	$770,188	$740,497

Long-term debt	$489,865	$491,777
Long-term debt due within one year	1,870	304
Total debt	491,735	492,081
Less: cash and cash equivalents	58,008	139,172
Net debt	$433,727	$352,909

Reconciliation of Non-GAAP Financial Measures

Resort, Mountain and Lodging, and Real Estate Reported EBITDA have been presented herein as measures of the Company's financial operating performance.  Reported EBITDA and Net Debt are not measures of financial performance or liquidity under accounting principles generally accepted in the United States of America ("GAAP"), and they might not be comparable to similarly titled measures of other companies.  Reported EBITDA and Net Debt should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP including net income (loss), net change in cash and cash equivalents or other financial statement data.  The Company believes that Reported EBITDA is an indicative measurement of the Company's operating performance, and is similar to performance metrics generally used by investors to evaluate companies in the resort and lodging industries.  The Company primarily uses Reported EBITDA based targets in evaluating performance.  The Company believes that Net Debt is an important measurement as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs.

Presented below is a reconciliation of Total Reported EBITDA to net income (loss) attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the three and six months ended January 31, 2010 and 2009.

	(In thousands)
	(Unaudited)
	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2010	2009	2010	2009
Mountain Reported EBITDA	$107,167	$103,462	$70,157	$64,032
Lodging Reported EBITDA	888	2,453	(380)	2,808
Resort Reported EBITDA*	108,055	105,915	69,777	66,840
Real Estate Reported EBITDA	(6,547)	29,649	(5,432)	45,022
Total Reported EBITDA	101,508	135,564	64,345	111,862
Depreciation and amortization	(27,772)	(27,438)	(54,956)	(52,516)
Gain (loss) on disposal of fixed assets, net	12	(422)	(101)	(602)
Investment income	192	336	422	979
Interest expense, net	(4,148)	(7,295)	(8,983)	(15,242)
Income before provision for income taxes	69,792	100,745	727	44,481
(Provision) benefit for income taxes	(24,713)	(36,412)	841	(17,003)
Net income	45,079	64,333	1,568	27,478
Net income attributable to noncontrolling interests	(4,389)	(3,788)	(2,051)	(1,437)
Net income (loss) attributable to Vail Resorts, Inc.	$40,690	$60,545	$(483)	$26,041
* Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of Total Reported EBITDA to net income attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the twelve months ended January 31, 2010.  Also presented is a reconciliation of Net Debt to Long-term Debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended January 31, 2010.

(In thousands)
(Unaudited)
Twelve
Months Ended
January 31,
2010
Mountain Reported EBITDA	$170,514
Lodging Reported EBITDA	3,571
Resort Reported EBITDA*	174,085
Real Estate Reported EBITDA	(6,374)
Total Reported EBITDA	167,711
Depreciation and amortization	(109,653)
Loss on disposal of fixed assets, net	(563)
Investment income	1,236
Interest expense, net	(21,289)
Income before provision for income taxes	37,442
Provision for income taxes	(12,800)
Net income	$24,642
Net income attributable to noncontrolling interests	(2,216)
Net income attributable to Vail Resorts, Inc	$22,426
       * Resort represents the sum of Mountain and Lodging

	(In thousands)
	(Unaudited)
	As of January 31, 2010
Long-term debt	$489,865
Long-term debt due within one year	1,870
Total debt	491,735
Less: cash and cash equivalents	58,008
Net debt	$433,727

Net debt to Total Reported EBITDA	2.6	x

The following table reflects the forecasted guidance range for the Company’s fiscal year ending July 31, 2010 for Reported EBITDA (after stock-based compensation expense) and reconciles such Reported EBITDA guidance to net income attributable to Vail Resorts, Inc. guidance for fiscal 2010.

	Fiscal 2010 Guidance
	(In thousands)
	For the Year Ending
	July 31, 2010
	Low End Range	High End Range
Mountain Reported EBITDA (1)	$170,000	$180,000
Lodging Reported EBITDA (2)	5,000	11,000
Resort Reported EBITDA (3)	178,000	188,000
Real Estate Reported EBITDA (4)	(8,000)	--
Total Reported EBITDA	170,000	188,000
Depreciation and amortization	(111,000)	(111,000)
Loss on disposal of fixed assets, net	(1,100)	(1,100)
Investment income	800	850
Interest expense, net	(17,000)	(17,000)
Income before provision for income taxes	41,700	59,750
Provision for income taxes	(16,050)	(23,000)
Net income	25,650	36,750
Net income attributable to the noncontrolling interests	(650)	(1,750)
Net income attributable to Vail Resorts, Inc.	$25,000	$35,000

(1)	Mountain Reported EBITDA includes approximately $5 million of stock-based compensation.

(2)	Lodging Reported EBITDA includes approximately $2 million of stock-based compensation.

(3)
Resort represents the sum of Mountain and Lodging. The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined.  Readers are cautioned to recognize that the low end of the expected ranges provided for the Lodging and Mountain segments, while possible, do not sum to the low end of the Resort Reported EBITDA range provided because we do not necessarily expect or assume that we will actually hit the low end of both ranges, as the actual Resort Reported EBITDA will depend on the actual mix of the Lodging and Mountain components.  Similarly, the high end of the ranges for the Lodging and Mountain segments do not sum to the high end of the Resort Reported EBITDA range.

(4)	Real Estate Reported EBITDA includes approximately $4 million of stock-based compensation.